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                              TEXAS AMERICAN BANK

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS


     Notice is hereby given that a Special Meeting of Shareholders ("Meeting") of Texas American Bank ("Texas American") will be held at________________________________, on ________, 1996, at ___ .m. San Antonio
Time for the following purposes:

     1. To approve, ratify, confirm and adopt an Agreement and Plan of Merger dated as of March 13, 1996 ("Merger Agreement"), as amended, providing for the merger ("Merger") of Compass Texas American, Inc., a Texas corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., with and into Texas American. The terms of the Merger Agreement are described in the attached Proxy Statement/Prospectus, which the Board of Directors of Texas American encourages each Shareholder to review carefully;

     2. To approve, ratify, confirm and adopt a Plan of Merger and Reorganization dated as of May 31, 1996 ("Bank Merger Agreement"), as amended, providing for the merger ("Bank Merger") of Texas American with and into Compass Bank (formerly known as Compass Bank-Houston), a Texas bank and an indirect wholly-owned subsidiary of Compass Bancshares, Inc.; and

     3. To consider and transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors of Texas American has fixed ___________, 1996 as the record date for the determination of the shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof. Only the holders of shares of Texas American's common stock of record at the close of business on ___________, 1996, are entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN, SINCE FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER AND THE BANK MERGER. EVEN IF YOU PLAN TO ATTEND THE MEETING, AND CERTAINLY IF YOU DO NOT, PLEASE COMPLETE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED RETURN ENVELOPE PROMPTLY. SUCH PROXY CAN BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE BY FILING A DULY EXECUTED PROXY BEARING A LATER DATE, BY FILING A WRITTEN NOTICE OF REVOCATION, OR BY APPEARING IN PERSON AT THE MEETING AND VOTING BY WRITTEN BALLOT.

                         By Order of the Board of Directors
                         of Texas American Bank


                         Richard E. Lane
                         Chairman of the Board

San Antonio, Texas
___________, 1996